Exhibit 99.1

FOR IMMEDIATE RELEASE
POOL CORPORATION REPORTS THIRD QUARTER RESULTS

Highlights

•Resilient recurring maintenance revenues contributed to Q3 2024 net sales of $1.4 billion
•Seasonal gross margin of 29.1%
•Operating income of $176.4 million and operating margin of 12.3%
•Q3 2024 diluted EPS of $3.27 or $3.26 without tax benefits
•Maintains annual earnings guidance range of $11.06 - $11.46 per diluted share
______________________

COVINGTON, LA. (October 24, 2024) – Pool Corporation (Nasdaq/GSM:POOL) today reported results for the third quarter of 2024.
“We generated third quarter net sales of $1.4 billion, down 3% from the third quarter of 2023, supported by steady demand for maintenance products while the discretionary portions of our business continued to see pressure. During the quarter, we made additional progress on our Pool360 technology rollouts and digital marketing expansion, seeing strong private-label chemical sales growth, higher Pool360 usage and sustained gross margins. Our dedicated team remains focused on delivering a best-in-class customer experience and positioning ourselves for future growth by leveraging our connected software solutions and the power of our nationwide, integrated distribution network, with an efficient capital structure and strong cash flow generation,” commented Peter D. Arvan, president and CEO.

Third quarter ended September 30, 2024 compared to the third quarter ended September 30, 2023
Net sales decreased 3% in the third quarter of 2024 to $1.4 billion compared to $1.5 billion in the third quarter of 2023. Base business results approximated consolidated results for the period. Following similar trends from the first half of the year, our third quarter results were anchored by strong sales of non-discretionary maintenance products, while sales of pool construction and discretionary products remained soft compared to the third quarter of 2023. Net sales benefited approximately 2% from one more selling day in third quarter of 2024 versus the same period in 2023.
Gross profit decreased 3% to $416.4 million in the third quarter of 2024 from $428.7 million in the same period of 2023. Gross margin remained consistent at 29.1% for each of the third quarters of 2024 and 2023.
Increases in our selling and administrative expenses (operating expenses) moderated during the third quarter of 2024, growing 2% to $240.1 million compared to $234.3 million in the third quarter of 2023. Expense increases in the quarter primarily related to inflationary impacts, the expansion of our network and our technology initiatives and were partially offset by lower variable costs and a timing shift of certain expenses from the third quarter of 2024 to the fourth quarter of 2024. As a percentage of net sales, operating expenses increased to 16.8% in the third quarter of 2024 compared to 15.9% in the same period of 2023.
Operating income in the third quarter of 2024 decreased 9% to $176.4 million from $194.4 million in 2023. Operating margin was 12.3% in the third quarter of 2024 compared to 13.2% in the third quarter of 2023.
Interest and other non-operating expenses, net for the third quarter of 2024 decreased $1.2 million compared to the third quarter of 2023, primarily due to a decrease in average debt between periods.
We recorded a $0.5 million tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, in the quarter ended September 30, 2024, compared to a tax benefit of $0.4 million realized in the same period of 2023. This resulted in a $0.01 per diluted share tax benefit in the third quarter of 2024 consistent with the $0.01 per diluted share tax benefit realized in the same period of 2023.

Net income decreased 9% to $125.7 million in the third quarter of 2024 compared to $137.8 million in the third quarter of 2023. Earnings per diluted share decreased 7% to $3.27 in the third quarter of 2024 compared to $3.51 in the same period of 2023. Without the impact from ASU 2016-09 in both periods, earnings per diluted share decreased 7% to $3.26 compared to $3.50 in the third quarter of 2023.
Nine months ended September 30, 2024 compared to the nine months ended September 30, 2023
Net sales for the nine months ended September 30, 2024 declined 5% to $4.3 billion from $4.5 billion in the nine months ended September 30, 2023. Base business results approximated consolidated results for the period. Gross margin declined 40 basis points to 29.7% from 30.1% in the same period last year.
Operating expenses for the nine months ended September 30, 2024 increased 4% to $728.6 million compared to $699.0 million for the same period in 2023. Operating income for the nine months ended September 30, 2024 decreased 17% to $556.6 million compared to $667.2 million in the same period last year. Operating margin for the nine months ended September 30, 2024 was 12.9% compared to 14.7% for the nine months ended September 30, 2023.
Interest and other non-operating expenses, net for the first nine months of 2024 decreased $6.5 million compared to the same period last year, primarily due to a decrease in average debt between periods.
Net income for the nine months ended September 30, 2024 decreased 16% to $397.0 million compared to $471.8 million for the nine months ended September 30, 2023. We recorded an $8.3 million, or $0.21 per diluted share, tax benefit from ASU 2016-09 in the nine months ended September 30, 2024 compared to a $5.9 million, or $0.15 per diluted share, tax benefit in the same period of 2023.
Earnings per diluted share decreased 14% to $10.30 in the first nine months of 2024 compared to $12.00 in the same period of 2023. Without the impact from ASU 2016-09 in both periods, earnings per diluted share was $10.09 in the first nine months of 2024 compared to $11.85 in the same period of 2023.
Balance Sheet and Liquidity
Total net receivables, including pledged receivables, decreased 8% at September 30, 2024 compared to September 30, 2023, primarily due to our lower sales in 2024. Our inventory management efforts contributed to an inventory balance of $1.2 billion, down $78.8 million, or 6%, from September 30, 2023. Total debt outstanding was $923.8 million at September 30, 2024, down $110.1 million from September 30, 2023. As previously announced, during the third quarter of 2024, we amended our credit facility to, among other items, extend the term three years and increase our borrowing capacity.
Net cash provided by operations decreased to $488.6 million in the first nine months of 2024 compared to $750.0 million in the first nine months of 2023, impacted by our prior year inventory reduction efforts of $330.9 million during the first nine months of 2023 and lower net income in 2024. Adjusted EBITDA decreased 15% to $603.3 million for the nine months ended September 30, 2024 compared to $712.3 million last year.
Outlook
“With the 2024 swimming pool season behind us, we are maintaining our 2024 full year earnings guidance of $11.06 to $11.46 per diluted share, including the $0.21 tax benefit realized this year. I would like to thank our many team members who continue to deliver on areas of opportunity in this environment. As the leading distributor to the swimming pool and outdoor living products industry, we are committed to investing in continuous improvements to enhance each customer’s experience, expanding our marketing and technological tools, providing the broadest product assortment through our long-standing partnerships with vendors, optimizing our vertical integration capabilities, and building out our digital ecosystem. We believe these organic growth drivers will accelerate our abilities well into the future,” said Arvan.

Non-GAAP Financial Measures
This press release contains certain non-GAAP measures (adjusted EBITDA and adjusted diluted EPS). See the addendum to this release for definitions of our non-GAAP measures and reconciliations of our non-GAAP measures to GAAP measures.

About Pool Corporation
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates 447 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information, please visit www.poolcorp.com.
Forward-Looking Statements
This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should,” “will,” “may,” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates; our ability to maintain favorable relationships with suppliers and manufacturers; the extent to which home-centric trends will continue to moderate or reverse; competition from other leisure product alternatives or mass merchants; our ability to continue to execute our growth strategies; changes in the regulatory environment; new or additional taxes, duties or tariffs; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2023 Annual Report on Form 10-K, 2024 Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP's subsequent filings with the SEC.

Investor Relations Contacts:

Kristin S. Byars
985.801.5153
kristin.byars@poolcorp.com

Curtis J. Scheel
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net sales	$1,432,879	$1,474,407	$4,323,474	$4,538,545
Cost of sales	1,016,476	1,045,676	3,038,370	3,172,276
Gross profit	416,403	428,731	1,285,104	1,366,269
Percent	29.1%	29.1%	29.7%	30.1%

Selling and administrative expenses	240,050	234,288	728,550	699,046
Operating income	176,353	194,443	556,554	667,223
Percent	12.3%	13.2%	12.9%	14.7%

Interest and other non-operating expenses, net	12,355	13,599	39,818	46,327
Income before income taxes and equity in earnings	163,998	180,844	516,736	620,896
Provision for income taxes	38,361	43,079	119,891	149,339
Equity in earnings of unconsolidated investments, net	64	78	180	235
Net income	$125,701	$137,843	$397,025	$471,792

Earnings per share attributable to common stockholders: (1)
Basic	$3.29	$3.54	$10.37	$12.09
Diluted	$3.27	$3.51	$10.30	$12.00
Weighted average common shares outstanding:
Basic	37,983	38,735	38,104	38,816
Diluted	38,187	39,023	38,330	39,112

Cash dividends declared per common share	$1.20	$1.10	$3.50	$3.20

(1)    Earnings per share under the two-class method is calculated using net income attributable to common stockholders (net income reduced by earnings allocated to participating securities), which was $125.0 million and $137.1 million for the three months ended September 30, 2024 and September 30, 2023, respectively, and $395.0 million and $469.3 million for the nine months ended September 30, 2024 and September 30, 2023, respectively. Participating securities excluded from weighted average common shares outstanding were 206,000 and 205,000 for the three months ended September 30, 2024 and September 30, 2023, respectively, and 206,000 and 207,000 for the nine months ended September 30, 2024 and September 30, 2023, respectively.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	September 30,	Change
	2024	2023	$	%

Assets
Current assets:
Cash and cash equivalents	$91,347	$85,220	$6,127	7%
Receivables, net (1)	119,538	140,997	(21,459)	(15)
Receivables pledged under receivables facility	306,155	320,585	(14,430)	(5)
Product inventories, net (2)	1,180,491	1,259,308	(78,817)	(6)
Prepaid expenses and other current assets	43,168	26,414	16,754	63
Total current assets	1,740,699	1,832,524	(91,825)	(5)

Property and equipment, net	243,308	213,732	29,576	14
Goodwill	700,147	699,270	877	—
Other intangible assets, net	292,722	300,237	(7,515)	(3)
Equity interest investments	1,434	1,383	51	4
Operating lease assets	309,648	293,673	15,975	5
Other assets	79,431	89,915	(10,484)	(12)
Total assets	$3,367,389	$3,430,734	$(63,345)	(2)%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$401,702	$429,436	$(27,734)	(6)%
Accrued expenses and other current liabilities	185,118	157,172	27,946	18
Short-term borrowings and current portion of long-term debt	44,683	37,788	6,895	18
Current operating lease liabilities	95,412	84,724	10,688	13
Total current liabilities	726,915	709,120	17,795	3

Deferred income taxes	65,106	55,226	9,880	18
Long-term debt, net	879,146	996,109	(116,963)	(12)
Other long-term liabilities	43,612	37,885	5,727	15
Non-current operating lease liabilities	220,101	214,168	5,933	3
Total liabilities	1,934,880	2,012,508	(77,628)	(4)
Total stockholders’ equity	1,432,509	1,418,226	14,283	1
Total liabilities and stockholders’ equity	$3,367,389	$3,430,734	$(63,345)	(2)%

(1)The allowance for doubtful accounts was $10.0 million at September 30, 2024 and $10.6 million at September 30, 2023.
(2)The inventory reserve was $28.6 million at September 30, 2024 and $25.9 million at September 30, 2023.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2024	2023	Change
Operating activities
Net income	$397,025	$471,792	$(74,767)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	26,848	23,355	3,493
Amortization	6,514	6,425	89
Share-based compensation	14,391	14,592	(201)
Equity in earnings of unconsolidated investments, net	(180)	(235)	55
Goodwill impairment	—	550	(550)
Other	3,123	1,157	1,966
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(80,362)	(110,078)	29,716
Product inventories	181,326	330,850	(149,524)
Prepaid expenses and other assets	57,151	(23,431)	80,582
Accounts payable	(109,021)	20,667	(129,688)
Accrued expenses and other liabilities	(8,196)	14,374	(22,570)
Net cash provided by operating activities	488,619	750,018	(261,399)

Investing activities
Acquisition of businesses, net of cash acquired	(4,435)	(11,500)	7,065
Purchases of property and equipment, net of sale proceeds	(45,951)	(42,958)	(2,993)
Other investments, net	944	(48)	992
Net cash used in investing activities	(49,442)	(54,506)	5,064

Financing activities
Proceeds from revolving line of credit	1,146,900	1,154,601	(7,701)
Payments on revolving line of credit	(1,274,400)	(1,497,501)	223,101
Payments on term loan under credit facility	(18,750)	(6,250)	(12,500)
Proceeds from asset-backed financing	623,900	465,500	158,400
Payments on asset-backed financing	(606,300)	(422,700)	(183,600)
Payments on term facility	—	(47,313)	47,313
Proceeds from short-term borrowings and current portion of long-term debt	8,873	19,428	(10,555)
Payments on short-term borrowings and current portion of long-term debt	(8,643)	(19,182)	10,539
Payments of deferred financing costs	(1,731)	(52)	(1,679)
Payments of deferred and contingent acquisition consideration	—	(551)	551
Proceeds from stock issued under share-based compensation plans	11,955	9,278	2,677
Payments of cash dividends	(134,181)	(124,983)	(9,198)
Repurchases of common stock	(159,408)	(187,110)	27,702
Net cash used in financing activities	(411,785)	(656,835)	245,050
Effect of exchange rate changes on cash and cash equivalents	(2,585)	952	(3,537)
Change in cash and cash equivalents	24,807	39,629	(14,822)
Cash and cash equivalents at beginning of period	66,540	45,591	20,949
Cash and cash equivalents at end of period	$91,347	$85,220	$6,127

ADDENDUM

Base Business

When calculating our base business results, we exclude sales centers that are acquired, opened in new markets or closed for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
We have not provided separate base business income statements within this press release as our base business results for the three and nine months ending September 30, 2024 closely approximated our consolidated results, and acquisitions and sales centers excluded from base business contributed less than 1% to the change in net sales.

The table below summarizes the changes in our sales center count in the first nine months of 2024.

December 31, 2023	439
Acquired locations	2
New locations	9
Consolidated/closed locations	(3)
September 30, 2024	447

Reconciliation of Non-GAAP Financial Measures

The non-GAAP measures described below should be considered in the context of all of our other disclosures in this press release.

Adjusted EBITDA

As illustrated in detail in the reconciliation table below, we define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share-based compensation, goodwill and other impairments and equity in earnings or loss of unconsolidated investments.  Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of performance as determined by generally accepted accounting principles (GAAP). We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, net cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

We have included Adjusted EBITDA as a supplemental disclosure because management uses it to monitor our performance, and we believe that it is widely used by our investors, industry analysts and others as a useful supplemental performance measure. We believe that Adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliations, provides an additional measure that enables management and investors to monitor factors and trends affecting our ability to service debt, pay taxes and fund capital expenditures.
The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2024	2023	2024	2023
Net income	$125,701	$137,843	$397,025	$471,792
Adjustments to increase (decrease) net income:
Interest and other non-operating expenses (1)	12,230	13,647	39,484	47,054
Provision for income taxes	38,361	43,079	119,891	149,339
Share-based compensation	4,047	4,596	14,391	14,592
Equity in earnings of unconsolidated investments, net	(64)	(78)	(180)	(235)
Goodwill impairment	—	550	—	550
Depreciation	9,257	8,063	26,848	23,355
Amortization (2)	1,963	2,001	5,854	5,863
Adjusted EBITDA	$191,495	$209,701	$603,313	$712,310
(1)Shown net of losses (gains) on foreign currency transactions of $125 and $(48) for the three months ended September 30, 2024 and September 30, 2023, respectively, and $334 and $(727) for the nine months ended September 30, 2024 and September 30, 2023, respectively.
(2)Excludes amortization of deferred financing costs of $350 and $187 for the three months ended September 30, 2024 and September 30, 2023, respectively, and $660 and $562 for the nine months ended September 30, 2024 and September 30, 2023, respectively. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Adjusted Diluted EPS

We have included adjusted diluted EPS, a non-GAAP financial measure, in this press release as a supplemental disclosure, because we believe this measure is useful to management, investors and others in assessing our period-to-period operating performance.

Adjusted diluted EPS is a key measure used by management to demonstrate the impact of tax benefits from ASU 2016-09 on our diluted EPS and to provide investors and others with additional information about our potential future operating performance to supplement GAAP measures.

We believe this measure should be considered in addition to, not as a substitute for, diluted EPS presented in accordance with GAAP, and in the context of our other disclosures in this press release. Other companies may calculate this non-GAAP financial measure differently than we do, which may limit its usefulness as a comparative measure.
The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Diluted EPS	$3.27	$3.51	$10.30	$12.00
ASU 2016-09 tax benefit	(0.01)	(0.01)	(0.21)	(0.15)
Adjusted diluted EPS	$3.26	$3.50	$10.09	$11.85